Exhibit 99.1

CommScope Stockholders Approve Proxy Proposals

HICKORY, NC, May 8, 2020—The stockholders of CommScope Holding Company, Inc., a global leader in infrastructure solutions for communications networks, approved seven proxy proposals today at the company’s annual meeting of stockholders.

CommScope stockholders re-elected Frank M. Drendel, Joanne M. Maguire and Thomas J. Manning as Class I directors for terms ending in 2023 and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2020 fiscal year. The stockholders also approved, on a non-binding advisory basis, the compensation of the company’s named executive officers and a frequency of every year for future advisory votes on the compensation of the company’s named executive officers.

In addition, the stockholders approved the elimination of restrictions on the issuance of common shares in connection with the conversion or redemption of the company’s preferred shares or Carlyle’s exercise of participation rights and on the voting of preferred shares and additional shares under the company’s 2019 Long-Term Incentive Plan.  Additionally, the holders of Series A Convertible Preferred Stock, voting as a separate class, re-elected Daniel F. Akerson and Patrick R. McCarter as directors for terms ending in 2021.

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CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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Investor Contact:

Kevin Powers, CommScope

+1 828-323-4970

Kevin.powers@commscope.com

News Media Contact:

Danah Ditzig, CommScope

+1 952-403-8064

publicrelations@commscope.com

Source: CommScope